UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 2, 2008

Cirrus Logic, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17795	77-0024818
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2901 Via Fortuna, Austin, Texas		78746
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-851-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 4, 2008, Cirrus Logic, Inc. (the "Company") announced that Gerald R. Gray has informed the Company of his intention to retire from his position as Senior Vice President, Worldwide Operations, effective as of December 12, 2008 (the "Resignation Date").

(e) In connection with Mr. Gray’s retirement, and in recognition of his 22 years of service, on December 2, 2008, the Compensation Committee determined that Mr. Gray should receive certain severance benefits and compensation in accordance with Section 3(b) of the Company’s 2007 Executive Severance and Change of Control Plan, as restated on September 27, 2007, (the "Plan"), even though Mr. Gray is not entitled to receive severance benefits under the terms of the Plan. A copy of the Plan was previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on October 3, 2007. In addition, the Compensation Committee agreed to extend the exercise period of all outstanding vested options for a period of two years from his Resignation Date; provided, however, that in no event shall any option be exercisable after the option’s original expiration date. In all other respects, Mr. Gray’s options will continue to be subject to the terms of the applicable equity incentive plan notice of grant and grant agreement. During this two year period, Mr. Gray has agreed to provide telephonic consulting services to the Company in support of the transition of his duties and responsibilities.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cirrus Logic, Inc.

December 4, 2008	By:	Thurman K. Case

Name: Thurman K. Case
Title: Chief Financial Officer